Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”), made and entered into as of August 11, 2017 by and between Endurance International Group Holdings, Inc., a Delaware corporation (together with its successors and assigns permitted under this Agreement, the “Company”) and Jeffrey H. Fox (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Executive as its President and Chief Executive Officer as of and following the Effective Date (as defined below) and desires to memorialize the terms and conditions of such employment in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Parties agree as follows:

1.    DEFINITIONS. As used in this Agreement, capitalized terms shall have the meanings set forth in this Agreement. The following capitalized terms shall have the following meanings:

(a)    “Affiliate” of a Person shall mean a Person that directly or indirectly Controls, is Controlled by, or is under common Control with the Person specified.

(b)    “Annual Bonus” shall mean the annual cash bonus, if any, payable to the Executive in respect of any given calendar year pursuant to Section 5 of this Agreement.

(c)    “Base Salary” shall mean the annual rate of base salary provided for in Section 4 below or any increased annual rate of base salary granted to the Executive pursuant to Section 4 of this Agreement.

(d)    “Board” shall mean the Board of Directors of the Company.

(e)    “Cause” shall mean:

(i)    a continued failure of the Executive to perform his duties and responsibilities (other than as a result of physical or mental illness or injury) after receipt of written notice from the Board of such failure, provided that the Executive shall have 30 calendar days after the date of receipt of such notice in which to cure such failure (to the extent cure is possible);

(ii)    the Executive’s willful misconduct or gross negligence which is materially injurious to the Company or any of its Affiliates (whether financially, reputationally or otherwise);

(iii)    a breach by the Executive of his fiduciary duty or duty of loyalty to the Company or its Affiliates which is materially injurious to the Company or any of its Affiliates (whether financially, reputationally or otherwise);

(iv)    the indictment (or the legal equivalent) of the Executive for any felony or other serious crime involving moral turpitude; or

(v)    the Executive’s (A) breach of any restrictive covenant regarding competition or solicitation or (B) material breach of any other restrictive covenant (including, without limitation, non-disclosure of confidential information), in each case to which he is subject pursuant to this Agreement or any other agreement with the Company or any of its Affiliates (the “Restrictive Covenants”); provided that, in the case of a breach described in clause (v)(B) above, the Board shall provide the Executive with written notice of such breach and the Executive shall have 30 calendar days after the date of receipt of such notice in which to cure such failure (to the extent cure is possible).

(f)    A “Change in Control” shall mean the occurrence of one or more of the following events:

(i)    the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, and amended (the “Exchange Act”)) (a “13D Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such 13D Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (I) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the 13D Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company) or (II) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition; or

(ii)    a change in the composition of the Board that results in the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of the initial adoption of this Agreement by the Board or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(iii)    the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no 13D Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(iv)    the liquidation or dissolution of the Company;

provided, however, that to the extent required with respect to any payment hereunder that is subject to Section 409A of the Code, the Change in Control must be a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).

(g)    “Change in Control Period” shall mean the period beginning on the date that is nine months prior to the date on which a Change in Control is consummated (provided that negotiations relating to the Change in Control are ongoing on the Termination Date) and ending on the second anniversary of the date on which the Change in Control is consummated.

(h)    “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act.

(i)    “Code” shall mean the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

(j)    “Company Employee” shall mean an employee or director of or for the Company or any of its subsidiaries (to the extent such subsidiary is engaged in a Competing Business).

(k)    “Competing Business” shall mean any business engaged in a line of business in which the Company or its subsidiaries (i) is engaged as of the Termination Date, (ii) has memorialized plans (electronically or otherwise) to become engaged within the six-month period immediately following the Termination Date or (iii) has plans of which the Executive knows (or of which there is a reasonable expectation that the Executive should have known) to become engaged within the six-month period immediately following the Termination Date.

(l)    “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(m)    “Effective Date” shall mean the date specified in Section 2 below.

(n)    “Person” shall mean an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

(o)    “Restricted Period” shall mean the period beginning on the Termination Date and ending two years after the Termination Date, provided that any violations of the Restrictive Covenants during the such period shall extend the Restricted Period by the period of any such violations.

(p)    “Stock Incentive Plan” shall mean the Amended and Restated Endurance International Group Holdings, Inc. 2013 Stock Incentive Plan (or its successor).

(q)    “Term of Employment” shall mean the period specified in Section 2 below.

(r)    “Termination Date” shall mean the date specified in Section 10(b).

(s)    “Work Product” shall mean all ideas, works of authorship, inventions and other creations, whether or not patentable, copyrightable, or subject to other intellectual-property protection, that are made, conceived, developed or worked on in whole or in part by the Executive while employed by the Company and/or any of its Affiliates, that relate in any manner whatsoever to the business, existing or proposed, of the Company and/or any of its Affiliates, or any other business or research or development effort in which the Company and/or any of its Affiliates engages during the Term of Employment.

2.    TERM OF EMPLOYMENT.

The term of this Agreement shall commence effective as of the date the Executive’s employment with the Company commences (the “Effective Date”) and will continue until terminated (the “Term of Employment”). During the Term of Employment, the Executive shall be an at-will employee of the Company and the Executive’s employment and the Term of Employment shall be freely terminable by either the Executive or the Company, for any reason, at any time, with or without Cause or notice (except as set forth herein).

3.    POSITION, DUTIES AND RESPONSIBILITIES.

(a)    During the Term of Employment, the Executive shall be employed as the President and Chief Executive Officer of the Company and shall have such duties, responsibilities and authority as shall be reasonably determined from time to time by the Board commensurate with his position as President and Chief Executive Officer of a publicly traded company. The Executive shall perform his services as President and Chief Executive Officer primarily from the Company’s headquarters, which are currently located in Burlington, Massachusetts, or such other location approved by the Board, and travelling as required by the Executive’s job duties. The Executive agrees that he will rent or purchase a residence in the vicinity of the Company’s headquarters. Further, the Executive shall (i) serve on such boards of directors of subsidiaries of the Company and/or (ii) hold such corporate officer titles and positions of the Company and any of its subsidiaries, as may be requested by the Board in its sole discretion, in any such case without additional compensation therefor. The Executive, in carrying out his duties under this Agreement, shall report directly to the Board. During the Term of Employment, the Company shall nominate the Executive in accordance with the terms of the Company’s Bylaws and its corporate governance guidelines and recommend that the Executive be elected as a member of the Board. Except as may in the future be mutually agreed by the Board and the Executive, all employees of the Company (other than the members of the Company’s internal audit department) shall report to the Executive or one of his direct reports. During the Term of Employment, subject to Section 3(b) and except for permitted vacation periods and reasonable periods of illness, the Executive shall devote substantially all of his business time and attention to the performance of his duties hereunder and shall use his reasonable best efforts, skills and abilities to promote the Company’s interests.

(b)    Nothing herein shall preclude the Executive from (i) continuing to serve as a director and advisor on the board of directors of the corporations and entities set forth on Schedule I hereto, (ii) serving on any other board of directors with the prior express written consent of the Board, (iii) serving on the boards of a reasonable number of trade associations and civic or charitable organizations and (iv) managing personal investments, so long as such activities set forth in this Section 3(b) do not conflict or materially interfere with the effective discharge of his duties and responsibilities under Section 3(a) above.

(c)    For so long as the Executive is providing services to the Company, the Executive agrees that CG Core Value Fund, L.P. (the “Fund”) shall not make any investment in (i) the Company or (ii) any entity listed on Schedule II hereto and that the Executive shall not provide services to the The Circumference Group LLC or the Fund (other than in his capacity as a board member or in order to manage his personal investments as contemplated by Section 3(b)(iv) hereof)).

4.    BASE SALARY.

The Executive shall be paid an annualized gross Base Salary, payable in accordance with the regular payroll practices of the Company, of $750,000. The Base Salary shall be reviewed annually for increase (but not decrease) in the sole discretion of the Board or the Compensation Committee.

5.    ANNUAL BONUS OPPORTUNITY.

During the Term of Employment, the Executive shall be eligible to earn an Annual Bonus pursuant to the terms and conditions of the Company’s annual Management Incentive Plans, subject to the Executive’s continued employment through the date on which payments are made under the applicable Management Incentive Plan, except as otherwise provided in Section 11 hereof. A copy of the Company’s 2017 Management Incentive Plan has been provided to the Executive. For purposes of the Company’s annual Management Incentive Plans, the Executive’s individual target bonus percentage shall be 100% (the “Target Annual Bonus Opportunity”). Notwithstanding the foregoing, the Executive shall not be eligible to participate in the Company’s 2017 Management Incentive Plan.

6.    EQUITY INTERESTS.

(a)    On the Effective Date, the Company shall grant to the Executive an equity award with a total value of $10,375,000 at grant (the “Grant Value”), split between (i) an award of 1,032,500 restricted stock units (the “RSU Award”) to be taken into account for purposes of the Grant Value at the closing stock price per share of the Company’s common stock on the date on which this Agreement is approved by the Board (the “Closing Price”) and (ii) an option to purchase shares of the Company’s common stock (“Stock Option Grant”), determined as set forth below, but which shall have an exercise price per share equal to the closing stock price per share of the Company’s common stock on the Effective Date. The RSU Award and the Stock Option Grant shall be granted under the Company’s Stock Incentive Plan and shall be subject to the terms and conditions of the agreements and notices under which they are issued to the extent not inconsistent with the terms and conditions of this Agreement. 282,500 of the restricted stock units subject to the RSU Award shall vest immediately on the Effective Date, but will be subject to a requirement that the Executive hold the shares underlying such RSUs until the earliest of (A) the third anniversary of the Effective Date, (B) the Executive’s death, (C) the Executive’s Disability and (D) a Change in Control of the Company and that the Executive timely pay the Company directly any withholding taxes required with respect to such vesting and distribution of shares. The remaining 750,000 restricted stock units subject to the RSU Award shall vest over a 3-year period, with 250,000 of such units vesting on each anniversary of the Effective Date. The Stock Option Grant shall vest over a 3-year period, with one-third of the total number of shares subject to the Stock Option Grant vesting on the first anniversary of the Effective Date and the remaining portion of the shares subject to the Stock Option Grant vesting in equal monthly installments thereafter. The number of shares subject to the Stock Option Grant will be equal to the quotient obtained by dividing (i) the Stock Option Grant Value (as defined below) by (ii) the Stock Option Grant Value per Option (as defined below).

(i)     For purposes of this Section 6(a):

(A)    “Stock Option Grant Value” means an amount equal to the Grant Value minus the RSU Award Value (as defined below), if such difference is a positive number, and means $0, if such difference is less than or equal to $0.

(B)    “RSU Award Value” means an amount equal to: (1) the number of restricted stock units subject to the RSU Award (i.e. 1,032,500) multiplied by (2) the Closing Price.

(C)    “Stock Option Grant Value per Option” shall mean: (1) the Closing Price multiplied by (2) 50%.

(b)    The Executive shall be eligible to participate in the Company’s annual equity grant program starting in Spring 2019, with grant timing, award value and type determined at the Board or Compensation Committee’s discretion. Any annual equity grants shall be made to the Executive consistent with his role as President and Chief Executive Officer and based on then-current competitive market values (i.e., survey data and/or peer company benchmarking (in the Board or Compensation Committee’s discretion)) at such times as annual equity awards are made to other executives of the Company.

(c)    Notwithstanding any provision of the Stock Incentive Plan or the applicable award agreement to the contrary, in the event that, during the Change in Control Period, the Executive’s employment hereunder is (x) terminated by the Company without Cause, other than due to Disability or death or (y) the Executive resigns for Good Reason, all of the Executive’s then unvested equity awards will accelerate and vest in full upon the later to occur of (i) the consummation of the Change in Control and (ii) the Termination Date (it being understood that if the Termination Date occurs before the consummation of the Change in Control, the Executive’s equity awards shall remain outstanding but shall not continue to vest in accordance with their terms until such time as the Change in Control occurs). In addition, in the event the acquiring or succeeding corporation in a Change in Control does not agree to assume the Executive’s outstanding equity awards as of immediately prior to the Change in Control, or substitute substantially equivalent awards therefor, all of the Executive’s then outstanding but unvested equity awards will accelerate and vest in full immediately prior to the consummation of the Change in Control, with any such awards subject to performance standards being vested at the target amount associated with their grant, unless the Board or the Compensation Committee determines that some higher level of vesting is appropriate.

7.    EMPLOYEE BENEFIT PROGRAMS.

During the Term of Employment, the Executive shall be entitled to participate in any employee retirement, welfare and fringe benefit plans and programs made available to the Company’s senior executive officer level employees generally, as such plans or programs may be in effect from time to time. The Company shall pay the expenses associated with the Executive’s participation in such benefit plans to the same extent the Company pays the expenses associated with the participation by other similarly situated senior executive officer level employees of the Company.

8.    REIMBURSEMENT OF BUSINESS AND OTHER EXPENSES; PERQUISITES; VACATIONS.

(a)    Business Expenses. The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all reasonable business expenses incurred in connection with the performance of his duties hereunder, subject to the Executive’s provision of reasonable documentation of such expenses in accordance with the Company’s business expense reimbursement policy as may be in effect from time to time.

(b)    Perquisites. During the Term of Employment, the Executive shall be entitled to any perquisites that are generally offered to other senior executive officers of the Company, on terms and conditions as determined by the Company from time to time.

(c)    Vacation. Consistent with Company’s policy for executive employees, the Executive will not accrue paid vacation but will be entitled to take vacation in accordance with the Company’s Flexible Time Away Policy, in consultation with the Board.

(d)    Airplane Usage Reimbursement. The Company will reimburse Executive for private plane costs at a rate of $4,125.00 per hour when the Executive’s private plane is used for Company business purposes. The Executive shall submit a summary of hourly usage, incidentals purchased on flights, passenger lists and other information reasonably requested by the Company or required by the Company’s business expense reimbursement policy as in effect from time to time.

(e)    Attorneys’ Fees. The Company shall pay the Executive’s attorneys’ fees incurred in connection with the negotiation of this Agreement and related agreements up to a maximum of $25,000. Payment of attorneys’ fees shall be made directly to Executive’s attorney following prompt receipt of an invoice from the Executive’s attorney.

9.    TERMINATION OF EMPLOYMENT.

(a)    Death. The Executive shall terminate employment with the Company, and the Term of Employment shall terminate, upon the Executive’s death.

(b)    Disability. The Company shall be entitled to terminate the Executive’s employment for Disability if the Executive has experienced a permanent disability as defined in the Company’s long-term disability plans (a “Disability”). The termination of the Executive’s employment by the Company for Disability shall not be considered a termination without Cause for purposes of this Agreement.

(c)    For or Without Cause or Voluntarily (Other Than for Good Reason). The Company may terminate the Executive’s employment for Cause or without Cause. The Executive may voluntarily terminate his employment, other than for Good Reason (“Voluntary Resignation”), provided that the Executive provides the Company with notice of his intent to terminate his employment at least thirty (30) days in advance of the Termination Date.

(d)    Good Reason. The Executive may terminate his employment with the Company for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, in connection with the Executive’s termination of employment, the occurrence of any of the following events without his consent:

(i)    a diminution in title or change in reporting relationship or material diminution in the Executive’s duties, authority and responsibilities;

(ii)    the Company’s material breach of this Agreement, including the failure to timely pay Base Salary or any other amounts due under this Agreement;

(iii)    a relocation of the Executive’s primary work location after the Effective Date (or from such location as the Board has later established as his primary work location with his consent) such that his daily commute is increased by more than 40 miles; or

(iv)     a material reduction in the Executive’s Base Salary or Target Annual Bonus Opportunity;

provided that, within 90 days following the first occurrence of any of the events set forth in clauses (i), (ii), (iii), or (iv), the Executive shall have delivered written notice to the Company of his intention to terminate his employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Executive’s right to terminate employment for Good Reason, the Executive provides the Company with at least 30 days to cure the circumstances and, if the Company is not successful in curing the circumstances, the Executive terminates his employment within 60 days of the Company’s failure to cure such circumstances.

10.    PROCEDURE FOR TERMINATION OF EMPLOYMENT.

(a)    Notice of Termination of Employment. Any termination of the Executive’s employment with the Company (other than a termination of employment on account of the death of the Executive) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 27 hereof.

(b)    Termination Date. The Termination Date shall mean: (i) if the Executive’s termination of employment occurs due to the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s termination of employment occurs due to the Executive’s Disability, the date on which the Executive receives a Notice of Termination from the Company; (iii) if the Executive’s termination of employment occurs due to the Executive’s Voluntary Resignation, the date specified in the notice given pursuant to Section 9(c) hereof, which shall not be less than thirty (30) days after Company’s receipt of the Notice of Termination (unless the Board waives part or all of such notice period); (iv) if the Executive’s termination of employment occurs due to the Executive’s termination for Good Reason, the date of his termination in accordance with Section 9(d) hereof; and (v) if the Executive’s termination of employment occurs for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days, or any alternative time period agreed upon by the Parties, after the giving of such Notice of Termination) set forth in such Notice of Termination. Effective as of the Termination Date, unless otherwise determined by the Board, the Executive shall be deemed to have resigned from any and all positions he then holds with the Company and its Affiliates.

11.    PAYMENTS UPON TERMINATION OF EMPLOYMENT.

(a)    Termination Due to Death or Disability. In the event that the Executive’s employment hereunder is terminated due to his death or Disability, the Executive (or his estate or his beneficiaries, in the event of his death), shall be entitled to receive:

(i)    Payment in respect of (A) his accrued but unpaid paid time off, to the extent consistent with then current Company policy, and Base Salary through the Termination Date, (B) any unpaid business expense reimbursements due to the Executive under Section 8 of this Agreement and (C) notwithstanding anything to the contrary in Section 5 of this Agreement, in the event that the Termination Date occurs after the end of a fiscal year, but prior to the date on which the Annual Bonus earned by the Executive with respect to such fiscal year is paid to the Executive, payment of such Annual Bonus ((A), (B) and (C) together, the “Accrued Amounts”). The Accrued Amounts shall be paid as soon as reasonably practicable, but no later than thirty (30) days, following the Termination Date;

(ii)    payment of vested benefits, if any, in accordance with the applicable benefit plans and programs of the Company as in effect from time to time;

(iii)    subject to the Executive’s continued compliance with the Restrictive Covenants, notwithstanding anything in the Stock Incentive Plan or applicable award agreement to the contrary:

(A)    payment of any Annual Bonus attributable to the year of termination, based on actual performance against the annual performance goals established under the Company’s applicable Management Incentive Plan for such year and the portion of the year during which the Executive provided services to the Company (the “Pro Rata Bonus”), payable in a single lump-sum at the time that active employees receive their bonus payments for such year, but in any event by March 15 of the year following the year of termination; and

(B)    to the extent the Executive holds any vested stock options to purchase shares of the Company’s common stock on the Termination Date, such vested options shall remain exercisable for a period of three years following the Termination Date (or for the remainder of the term of the option, if shorter), subject to any replacement or cancellation required by the definitive documents creating a Change in Control.

(b)    Termination by the Company for Cause or Voluntary Resignation. In the event the Company terminates the Executive’s employment hereunder for Cause or in the event of a Voluntary Resignation:

(i)     payment of the Accrued Amounts as soon as reasonably practicable, but no later than thirty (30) days, following the Termination Date; and

(ii)    payment of vested benefits, if any, in accordance with the applicable benefit plans and programs of the Company as in effect from time to time.

(c)    Termination by the Company without Cause or by the Executive for Good Reason.

(i)    In the event that the Executive’s employment hereunder is (x) terminated by the Company without Cause, other than due to Disability or death or (y) the Executive resigns for Good Reason, the Executive shall be entitled to receive:

(A)    payment of the Accrued Amounts as soon as reasonably practicable, but no later than thirty (30) days, following the Termination Date;

(B)    payment of vested benefits, if any, in accordance with the applicable benefit plans and programs of the Company as in effect from time to time; and

(C)    subject to (x) the Executive’s satisfaction of the Release Requirements and (y) the Executive’s continued compliance with the Restrictive Covenants:

(1)    continued payment of Base Salary at the annualized rate in effect on the Termination Date for a period of twenty-four (24) months following the Termination Date, in accordance with the Company’s usual and customary payroll practices;

(2)    if the Termination Date does not occur within the Change in Control Period, payment of two times’ the Executive’s Target Annual Bonus Opportunity for the year prior to the year of termination, payable over a period of twenty-four (24) months following the Termination Date, in accordance with the Company’s usual and customary payroll practices;

(3)    if the Termination Date occurs within the Change in Control Period, payment of two times’ the greater of (x) the Executive’s Annual Bonus paid with respect to the year prior to the year of termination or (y) the Executive’s Target Annual Bonus Opportunity for the year of termination;

(4)    a lump sum payment, payable on the Release Date, equal to $40,000; and

(5)    payment of a Pro Rata Bonus, payable in a single lump-sum at the time that active employees receive their bonus payments for such year, but in any event by March 15 of the year following the year of termination.

Notwithstanding anything herein to the contrary, if the Termination Date occurs during the Change in Control Period and the Change in Control is a “change in control event” as that term is defined under Treasury Regulation Section 1.409A-3(i)(5)(i), the payments described in Section 11(c)(i)(C)(1) and (3) shall be paid in a single lump sum on the Release Date (as defined below) or, if later, the date of consummation of the Change in Control.

(ii)    Payments to be made under Section 11(c)(i)(C) (the “Severance Payments”) shall be provided or shall commence on the 60th day after the Termination Date (the “Release Date”), provided that, as of the 52nd day after the Termination Date, the Release Requirements are satisfied. If the Release Requirements are not satisfied as of the 52nd day after the Termination Date (and the Release has been provided to the Executive within five (5) days following the Termination Date), then the Executive shall not be entitled to any payments or benefits under the foregoing subsections and the Company and its Affiliates shall have no further obligations in connection therewith. If the Release Requirements are satisfied, then the portion of the Severance Payments which would otherwise have been paid during the period between the Termination Date and the Release Date shall instead be paid as soon as reasonably practicable following the Release Date. For purposes of this Agreement, the “Release Requirements” shall be satisfied if, as of the applicable date, the Executive has executed a general release of claims against the Company and its Affiliates in substantially the form attached hereto as Exhibit A and the revocation period required by applicable law has expired without the Executive’s revocation of such release. If the Executive’s employment ends during the Change in Control Period but before the consummation of the Change in Control, any payments scheduled to be enhanced or accelerated by a Change in Control shall not be enhanced or accelerated unless such Change in Control occurs during the Change in Control Period related to the Termination Date.

(d)    No Mitigation Requirement or Offset. In the event of any termination of employment under this Section 11, the Executive shall be under no obligation to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and the Company’s obligation to make the payments provided for under this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off or counterclaim that the Company may have against the Executive.

(e)    No Other Severance Benefits. Except as specifically set forth in this Agreement, the Executive covenants and agrees that the Executive shall not be entitled to any other form of severance or termination payments or benefits from the Company, including, without limitation, payments or benefits otherwise payable under any of the Company’s regular severance policies.

(f)    Nature of Payments. Any amounts due under this Section 11 are in the nature of severance payments considered to be reasonable by the Company and the Executive and are not in the nature of a penalty.

12.    RESTRICTIVE COVENANTS.

(a)    Non-Competition.

(i)    The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its subsidiaries and accordingly agrees that during the Term of Employment and the Restricted Period, the Executive will not directly or indirectly become an employee, director, or independent contractor of, or a consultant to, or perform any services for, or acquire any financial interest in, any Person engaging in a Competing Business.

(ii)    Notwithstanding anything to the contrary in this Agreement, the Executive may:

(A)    directly or indirectly own, solely as an investment, securities of any Person engaged in a Competing Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Executive (1) is not a controlling person of, or a member of a group which controls, such person and (2) does not, directly or indirectly, own one percent (1%) or more of any class of securities of such Person (excluding any interest the Executive owns through a mutual fund, private equity fund or other pooled account);

(B)    provide services for a subsidiary or division of a Person that is engaged in a Competing Business as long as such subsidiary or division (1) is not itself engaged in a Competing Business and (2) does not, and the Executive does not, provide any services or reveal any Confidential Information to the Person that is engaged in a Competing Business that relate (directly or indirectly) to such Competing Business; and

(C)    continue to engage in those activities set forth in Section 3(b), provided that Executive is not engaging in such activities for a Competing Business.

(b)    Non-Solicitation.

(i)    During the Term of Employment and the Restricted Period, the Executive will not, whether on the Executive’s own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, solicit or hire, or attempt to solicit or hire:

(A)    any customer or supplier of the Company or any of its subsidiaries in connection with any business activity that then competes or is planned to compete with the Company or such subsidiary or to terminate or alter in a manner adverse to the Company or such subsidiary such customer’s or supplier’s relationship with the Company or such subsidiary; or

(B)    any Company Employee or individual who was a Company Employee within the six-month period immediately prior thereto.

Notwithstanding the foregoing, it shall not be a violation of this Section 12(b) for the Executive (i) to engage in general solicitations for employment via print, electronic or other media so long as such solicitations are not specifically targeted at Company Employees or individuals who were Company Employees within the six-month period immediately prior thereto (provided that this clause (i) is an exception from the prohibition on solicitation but does not permit hiring Company Employees who respond to the general solicitation), (ii) to solicit or hire any personal assistant(s) of his hired after the Effective Date or (iii) to provide letters of reference for any Company Employee or individual who was a Company Employee within the six-month period immediately prior thereto.

(c)    Confidentiality.

(i)    The Executive hereby agrees that, during the Term of Employment and thereafter, other than in the proper performance of his duties for the Company and its Affiliates, he will hold in strict confidence any proprietary information or Confidential Information related to the Company or any of its Affiliates. For purposes of this Agreement, the term “Confidential Information” shall mean all information of the Company or any of its Affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or customers’ or trade secrets, provided that Confidential Information shall not include (A) information the Executive is required to disclose by applicable law, regulation or legal process so long as the Executive notifies the Company promptly (it being understood that “promptly” shall mean “prior to” unless prior notice is not possible, in which case “promptly” shall mean as soon as practicable following) of the Executive’s obligation to disclose Confidential Information by applicable law, regulation or legal process and cooperates with the Company to limit the extent of such disclosure, or (B) any information that is or becomes publicly known through no fault of the Executive. Notwithstanding anything to the contrary, the Executive is not prohibited from reporting possible violations of federal law or regulations to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation and the Executive is not required to obtain the Company’s approval or notify the Company that the Executive intends to make or has made such a report or disclosure. Further, the Executive is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

(ii)    The Executive agrees that at the time of the termination of his employment with the Company, whether at the insistence of the Executive or the Company, and regardless of the reasons therefor, he will deliver to the Company, and not keep or deliver to anyone else, any and all notes, files, memoranda, papers and, in general, any and all physical and electronic matter containing Confidential Information, including any and all documents significant to the conduct of the business of the Company or any subsidiary or Affiliate of the Company which are in his possession, except for any documents for which the Company or any subsidiary or Affiliate of the Company has given written consent to removal at the time of the termination of the Executive’s employment and information relating to Executive’s compensation.

(d)    Non-Disparagement. The Executive agrees that he will not, any time during the Term of Employment and on or after the time of the termination of his employment with the Company for any reason, directly or indirectly, disparage (i) the Company or its Affiliates, (ii) the business, property or assets of the Company or its Affiliates, or (iii) any of the former, current or future officers, directors, employees or shareholders of the Company or its Affiliates. At any time during the Term of Employment and on or after the time of the termination of the Executive’s employment with the Company for any reason, the Company (i) agrees that it will not make any public filings (except as required by applicable law or upon advice of external securities counsel) that make any disparaging statements or remarks about the Executive or his services and (ii) shall direct its executive officers and members of the Board (in their individual capacities or on behalf of the Company) not to, directly or indirectly, make or publish any disparaging statements or remarks about the Executive or his services.. Nothing in this Section shall be construed to limit the ability of Executive or the Company’s officers or members of the Board (in their individual capacities or on behalf of the Company) to give truthful testimony pursuant to valid legal process, including but not limited to, a subpoena, court order or a government investigative matter, nor is it intended to limit internal communications by the Executive with respect to oversight of the Company or his subordinates or by the Board with respect to oversight of the Executive.

(e)    Injunctive Relief. It is impossible to measure in money the damages that will accrue to the Company or any of its Affiliates in the event that the Executive breaches any of the Restrictive Covenants. In the event that the Executive breaches any such Restrictive Covenant, the Company or any of its Affiliates shall be entitled to an injunction restraining the Executive from violating such Restrictive Covenant (without posting any bond). If the Company or any of its Affiliates shall institute any action or proceeding to enforce any such Restrictive Covenant, the Executive hereby waives the claim or defense that the Company or any of its Affiliates has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company or any of its Affiliates has an adequate remedy at law. The foregoing shall not prejudice the Company’s or any of its Affiliates’ other rights or remedies under applicable law or equity. In addition, the Company and the Executive agree that the Executive violates any Restrictive Covenant, the Company may cease payment of the Severance Payments.

13.    WORK PRODUCT.

(a)    In consideration of the Company’s promises and undertakings in this Agreement, the Executive agrees that all Work Product will be disclosed promptly by the Executive to the Company, shall be the sole and exclusive property of the Company, and is hereby assigned to the Company, regardless of whether (i) such Work Product was conceived, made, developed or worked on during regular hours of his employment or his time away from his employment, (ii) the Work Product was made at the suggestion of the Company; or (iii) the Work Product was reduced to drawing, written description, documentation, models or other tangible form. Without limiting the foregoing, the Executive acknowledges that all original works of authorship that are made by the Executive, solely or jointly with others, within the scope of his employment and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101), and are therefore owned by the Company from the time of creation.

(b)    The Executive agrees to assign, transfer, and set over, and the Executive does hereby assign, transfer, and set over to the Company, all of his right, title and interest in and to all Work Product, without the necessity of any further compensation, and agrees that the Company is entitled to obtain and hold in its own name all patents, copyrights, and other rights in respect of all Work Product. The Executive agrees to (i) cooperate with the Company during and after his employment with the Company in obtaining patents or copyrights or other intellectual-property protection for all Work Product; (ii) execute, acknowledge, seal and deliver all documents tendered by the Company to evidence its ownership thereof throughout the world; and (iii) cooperate with the Company in obtaining, defending and enforcing its rights therein.

(c)    The Executive represents that there are no other contracts to assign inventions or other intellectual property that are now in existence between the Executive and any other Person. The Executive further represents that he has no other employment or undertakings that might restrict or impair his performance of this Agreement. The Executive will not in connection with his employment by the Company, use or disclose to the Company any confidential, trade secret, or other proprietary information of any previous employer or other Person that the Executive is not lawfully entitled to disclose.

14.    POST-TERMINATION OBLIGATIONS.

For two years following the Term of Employment, the Executive shall, upon reasonable notice, use his reasonable best efforts to assist and cooperate with the Company and its counsel by providing such information and assistance to the Company as may reasonably be required by the Company at the Company’s expense in connection with any existing or threatened claim, arbitral hearing, litigation, action or governmental or other investigation involving the conduct of business of the Company or its Affiliates not commenced by the Executive and about which the Executive has knowledge. The Executive’s obligation to cooperate shall be reasonably limited so as not to unreasonably interfere with his other business or personal obligations and shall in no event exceed five hours per month.

15.    ARBITRATION.

(a)    Any dispute, claim or controversy arising under or in connection with this Agreement or the Executive’s employment hereunder or the termination thereof, other than injunctive relief under Section 12 hereof but including the arbitrability of the dispute itself, shall be settled exclusively by arbitration administered by the American Arbitration Association (the “AAA”) and carried out in the Commonwealth of Massachusetts. The arbitration shall be conducted in accordance with the AAA rules governing commercial arbitration in effect at the time of the arbitration, except as modified herein. There shall be one arbitrator, mutually selected by the Company and the Executive from a list of arbitrators provided by the AAA within thirty (30) days of receipt by respondent of the demand for arbitration. If the Company and Executive cannot mutually agree on an arbitrator within thirty (30) days, then the parties shall request that the AAA appoint the arbitrator and the arbitrator shall be appointed by the AAA within fifteen (15) days of receiving such request. The Parties agree that the Federal Arbitration Act, 9 U.S.C. §1 et seq. and the AAA Employment Arbitration Rules shall apply to the interpretation and enforcement of this Agreement.

(b)    The arbitration shall commence within forty-five (45) days after the appointment of the arbitrator; the arbitration shall be completed within sixty (60) days of commencement; and the arbitrator’s award shall be made within thirty (30) days following such completion. The parties may agree to extend the time limits specified in the foregoing sentence.

(c)    The arbitrator may award any form of relief permitted under this Agreement and applicable law, including damages and temporary or permanent injunctive relief, except that the arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute. The arbitrator may award attorney’s fees. The award shall be in writing and shall state the reasons for the award. Notwithstanding the foregoing, the Company shall pay all expenses of any arbitration and, following a Change in Control, all attorneys’ fees incurred by the Executive in connection with a dispute.

(d)    The decision rendered by the arbitral tribunal shall be final and binding on the parties to this Agreement. Judgment may be entered in any court of competent jurisdiction. The parties hereto waive, to the fullest extent permitted by law, any rights to appeal to, or to seek review of such award by, any court. The parties hereto further agree to obtain the arbitral tribunal’s agreement to preserve the confidentiality of the arbitration.

16.    LEGAL FEES AND INDEMNIFICATION.

(a)    Except as specifically provided in Sections 8(e) and 15(c), each Party shall bear the cost of any legal fees and other fees and expenses which may be incurred in connection with the negotiation of, and enforcing its respective rights under, this Agreement.

(b)    During the Term of Employment and for so long as there exists liability thereafter with regard to the Executive’s activities during the Term of Employment on behalf of the Company, the Company shall indemnify the Executive to the fullest extent permitted by applicable law, and shall at the Company’s election provide the Executive with legal representation or shall advance to the Executive reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Executive to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Executive was not entitled to the reimbursement of such fees and expenses).

(c)    During the Term of Employment and for six years thereafter, the Executive shall be entitled to the same directors’ and officers’ liability insurance coverage that the Company provides generally to its other directors and officers, as may be amended from time to time for such directors and officers.

17.    ASSIGNABILITY; BINDING NATURE.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. Rights or obligations of the Company under this Agreement may be, and may only be, assigned or transferred by the Company pursuant to a merger or consolidation, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law, provided that any amount due hereunder to the Executive at the time of his death shall instead be paid to his estate or his designated beneficiary.

18.    AMENDMENT OR WAIVER.

No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

19.     SECTION 409A.

(a)    To the extent applicable, this Agreement will be construed to comply, and administered in compliance, with Section 409A of the Code.

(b)    Notwithstanding anything in this Agreement to the contrary, if as of the Termination Date the Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then:

(i)    the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the first business day of the seventh month following Termination Date (or the earliest date as is permitted under Section 409A of the Code), or

(ii)    (A) with respect to the provision of in-kind benefits hereunder which are otherwise not exempt from the six (6) month delay requirements, during the period beginning on the Termination Date, and ending on the six (6) month anniversary of such date, Executive may be permitted to commence use of such benefits so long as Executive reimburses the Company, on the last business day of each month, all or part of which occurs during such period, for the amount of any income imputed to Executive under applicable tax rules as a result of any benefits provided to Executive during such month, and (B) in such event, on the 1st business day of seventh month following the Termination Date, the Company shall make a one-time, lump sum cash payment to Executive in an amount equal to the payments made by Executive in accordance with Section 19(b)(ii)(A) above, together with interest thereon accruing at the applicable federal rate for instruments of less than one year, and

(iii)    if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred to the extent that such deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax.

(c)    For purposes of Section 409A of the Code, (i) references herein to the Executive’s Termination Date, “termination of employment” or like reference shall refer to the Executive’s separation from service with the Company within the meaning of Section 409A of the Code and (ii) the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(d)    Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code: (x) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (y) the Company shall reimburse the Executive for expenses for which he is entitled to be reimbursed on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (z) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

(e)    The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 19; provided that, notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Affiliates, employees or representatives shall have any liability to Executive with respect to any tax liabilities imposed on Executive under Section 409A of the Code. In the event that any changes are made to Section 409A of the Code, this Section 19 shall be deemed amended to the extent necessary to cause this Agreement to comply with such changes to such law.

20.    MODIFIED SECTION 280G CUTBACK.

(a)    Notwithstanding any other provision of this Agreement, except as set forth in Section 20(b), in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the Company shall not be obligated to provide to the Executive a portion of any “Contingent Compensation Payments” (as defined below) that the Executive would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(1) of the Code) for the Executive. For purposes of this Section 20(a), the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”

(b)    Notwithstanding the provisions of Section 20(a), no such reduction in Contingent Compensation Payments shall be made if (1) the Eliminated Amount (computed without regard to this sentence) exceeds (2) 100% of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by the Executive if the Eliminated Payments (determined without regard to this sentence) were paid to the Executive (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section 20(b) shall be referred to as a “Section 20(b) Override.” For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law. Any determination required under this Section shall be made in writing by a third party expert (the “Expert”) that is selected by the Company, subject to the Executive’s consent (not to be unreasonably conditioned, delayed or withheld), prior to the Change in Ownership or Control and the determinations of such Expert shall be final and binding on all persons.

(c)    For purposes of this Section 20 the following terms shall have the following respective meanings:

(i)    “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(ii)    “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(d)    Any payments or other benefits otherwise due to the Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Expert) as Contingent Compensation Payments (the “Potential Payments”) shall be made within three business days following receipt by the Company of the Expert’s final determination of (1) which Potential Payments constitute Contingent Compensation Payments, (2) the Eliminated Amount and (3) whether the Section 20(b) Override is applicable (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due).

(e)    The Contingent Compensation Payments to be treated as Eliminated Payments shall be determined by the Expert by determining the “Contingent Compensation Payment Ratio” (as defined below) for each Contingent Compensation Payment and then reducing the Contingent Compensation Payments in order beginning with the Contingent Compensation Payment with the highest Contingent Compensation Payment Ratio. For Contingent Compensation Payments with the same Contingent Compensation Payment Ratio, such Contingent Compensation Payment shall be reduced based on the time of payment of such Contingent Compensation Payments with amounts having later payment dates being reduced first. For Contingent Compensation Payments with the same Contingent Compensation Payment Ratio and the same time of payment, such Contingent Compensation Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Contingent Compensation Payment with a lower Contingent Compensation Payment Ratio. The term “Contingent Compensation Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable Contingent Compensation Payment that must be taken into account by the Executive for purposes of Section 4999(a) of the Code, and the denominator of which is the actual amount to be received by the Executive in respect of the applicable Contingent Compensation Payment. For example, in the case of an equity grant that is treated as contingent on the Change in Ownership or Control because the time at which the payment is made or the payment vests is accelerated, the denominator shall be determined by reference to the fair market value of the equity at the acceleration date, and not in accordance with the methodology for determining the value of accelerated payments set forth in Treasury Regulation Section 1.280G-1Q/A-24(b) or (c)).

(f)    The provisions of this Section 20 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other agreement or plan of the Company under which the Executive receives Contingent Compensation Payments.

21.    SEVERABILITY.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law so as to achieve the purposes of this Agreement.

22.    SURVIVORSHIP.

The respective rights and obligations of the Parties hereunder shall survive any termination of this Agreement to the extent necessary to achieve the intended preservation of such rights and obligations. In particular, the provisions of Sections 11, 12, 13 and 14 shall remain in effect as long as is necessary to give effect thereto.

23.    REFERENCES.

In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

24.    GOVERNING LAW.

This Agreement shall be governed in accordance with the laws of the Commonwealth of Massachusetts without reference to its principles of conflict of laws.

25.    WITHHOLDING.

The Company shall be entitled to withhold from any payment to the Executive any amount of tax withholding required by applicable law at the times dictated by applicable law.

26.    HEADINGS.

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

27.    NOTICES.

All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally, (b) delivered by certified or registered mail, postage prepaid, return receipt requested or (c) delivered by overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier) to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

If to the Company:

Endurance International Group Holdings, Inc.

10 Corporate Drive

Suite 300

Burlington, MA 01803

Attention: General Counsel

If to the Executive, to the most recent address shown on the records of the Company.

28.    ENTIRE AGREEMENT.

This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes in all respects any prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto. Under no circumstances shall the Executive be entitled to any other payments or benefits of any kind, except for the payments and benefits described or referred to herein, unless otherwise agreed to the Company and the Executive in writing.

29.    COUNTERPARTS.

This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

By:	/s/ Jim Neary
Name:	Jim Neary
Title:	Director, Chair of the Compensation Committee

[Signature Page for Employment Agreement]

EXECUTIVE:

/s/ Jeffrey H. Fox
Jeffrey H. Fox

[Signature Page for Employment Agreement]

Schedule I

Existing Boards of Directors

Avis Budget Group, Inc.

Blackhawk Network Holdings, Inc.

Convergys Corporation

Schedule II

Company Competitors

•	Digital Ocean, Inc.

•	DreamHost Inc.

•	Envato

•	Flywheel (Fancy Chap, Inc.)

•	GoDaddy, Inc.

•	Liquid Web, LLC

•	MailChimp (The Rocket Science Group, LLC)

•	Rackspace Hosting, Inc.

•	SiteGround

•	Squarespace, Inc.

•	United Internet AG/1 and 1 Internet

•	Verisign, Inc.

•	Web.com, Inc.

•	Weebly, Inc.

•	Wix, Ltd.

•	WPEngine, Inc.

•	Yext, Inc.

•	Subsidiaries of the above companies

EXHIBIT A

Form of Release

[The language in this Release may change, in the discretion of the Company, based on legal developments and to the extent required by applicable law in order to render the release enforceable.]

SEPARATION AND RELEASE AGREEMENT

1.    I, (Insert Name), hereby acknowledge that my employment by Endurance International Group (the “Company”) has ended as of (Insert Date), (the “Termination Date”). I further acknowledge that I have already received all compensation of any type whatsoever to which I am entitled through my Termination Date from the Company or from any other “Released Party” (as that term is defined in Paragraph 4 below), including, without limitation, all wages, overtime, bonuses, commissions, and accrued but unused vacation pay.

2.    Severance Payments. In exchange for the Company’s receipt of this Release, signed by me, [and provided I do not revoke this Release in the manner specified in Paragraph 14 herein within seven (7) days after signing it,] the Company will provide to me the [severance benefits] (as described in my employment agreement with the Company dated <DATE> (the “Employment Agreement”) on the terms and conditions set forth therein). I agree and acknowledge that the Severance Payments constitute payments or benefits to which I would not be entitled if I did not sign this Release. I understand that information will be provided to me about my right to continue health benefits through the Company through the federal law known as COBRA.

3.    Release of Claims. In consideration of the Severance Payments, I, on behalf of myself, my heirs, assigns, legal representatives, successors in interest, and any person claiming through me or any of them, hereby completely release and forever discharge all “Released Parties” (as that term is defined in paragraph 4 below) from any and all claims, demands or liabilities whatsoever, based on any act or omission occurring before my signing of this Release, including, without limitation, any claims, demands or liabilities arising out of my employment with any Released Party or the ending of such employment. The matters released include, but are not limited to, any claim arising under: Title VII of the Civil Rights Act of 1964; the Federal Civil Rights Act of 1991; the Worker Adjustment and Retraining Notification Act of 1988; the Americans with Disabilities Act of 1990; the Federal Family and Medical Leave Act of 1993; the Equal Pay Act; the Ralph Civil Rights Act; the Employee Retirement Income Security Act of 1974; the Age Discrimination in Employment Act; the Older Workers’ Benefit Protection Act; the Massachusetts General Laws; the Massachusetts Fair Employment Practice Act; the Massachusetts Wage Act, Gen. Laws ch. 149, § 148 et seq. (Massachusetts law regarding payment of wages and overtime); any federal, state or local law, regulation or ordinance regulating wages, hours and working conditions; any action based on any alleged breach of contract, breach of the covenant of good faith and fair dealing, fraud, fraudulent inducement or any other tort; any violation of public policy or statutory or constitutional rights; any claim for severance pay, bonus or similar benefit, sick leave, pension, retirement, vacation pay, holiday pay, stock options, car allowance, life insurance, health or medical insurance, or any other fringe benefit; any claim for reimbursement of health or medical costs; and any claim for disability. Notwithstanding anything in this release to the contrary, this release shall not effect a release of any claim I may have for post-termination rights or benefits under my Employment Agreement, any claim for indemnification from the Company under my Employment Agreement or otherwise, or for directors’ and officers’ insurance benefits, to the extent set forth in Section 16(c) of my Employment Agreement.

4.    “Released Parties” Defined. For purposes of this Release, the term “Released Parties” means the Company, and each of its respective parents, subsidiaries and affiliates, and all of the current and former employees, officers, directors, trustees, agents, representatives, shareholders, attorneys, accountants, partners, insurers, advisors, partnerships, joint venturers, successors and assigns, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs) of any of them, in their individual and official capacities, and the respective heirs and personal representatives of any of them, and any other persons acting by, through, under or in concert with any of them.

5.    Release of Unknown Claims. I understand and agree that this Release extinguishes all claims I have ever had or now have against any Released Party, whether such claim is currently known or unknown, vested or contingent, foreseen or unforeseen. I understand that if any fact concerning any matter covered by this Release is found hereafter to be other than or different from the facts I now believe to be true, I expressly accept and assume that this Release shall be and remain effective, notwithstanding such difference in the facts.

6.    No Claims. Except as permitted hereby, I agree that I will not file, nor encourage or knowingly permit another to file, any claim, charge, action, or complaint (collectively “Claim”) concerning any matter released herein. If I have previously filed any such Claim, I agree to take all steps necessary to cause it to be withdrawn without delay; provided, however, that nothing in this Release: (i) prevents me from (a) filing a Claim with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that I acknowledge that I may not recover any monetary benefits in connection with any such Claim, and I agree that if any such Claim is filed on my behalf, I shall take all reasonable steps necessary to refuse any damages or individualized relief in connection therewith), or (b) communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies or participating in government agency investigations or proceedings; or (ii) shall limit or restrict my right to (a) challenge the validity of this Release under the ADEA, or (b) prosecute any ADEA claim if such claim arises after I sign this Release, and no such action on my part shall be deemed to violate this provision or any other provision of this Release.

7.    Release Confidential. I represent and agree that I will keep the terms of this Release, including the amount of the Severance Payments, completely confidential, and that I will not disclose such information to anyone, except as follows: (a) to my immediate family and professional representatives (provided they are informed of this confidentiality provision); (b) to any governmental authority; and (c) in response to subpoena or other legal process, provided that before making such disclosure (other than in response to a subpoena or other process issued by a government agency), I shall give the Company as much prior notice thereof as practical to enable the Company to seek, at its sole discretion, an appropriate order preventing such disclosure.

8.    Continuing Obligations. Except as otherwise permitted by Section 6 above or my Employment Agreement, I acknowledge and reaffirm my obligation to keep confidential and not to use or disclose any and all non-public information concerning the Company that I acquired during the course of my employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects, and financial condition. I further acknowledge and reaffirm my confidentiality obligations set forth in my Employment Agreement and my continuing obligations with respect to non-competition, non-solicitation, non-disparagement, and Company work product set forth in Sections 11 and 12 of my Employment Agreement, all of which remain in full force and effect. The Company acknowledges and reaffirms its obligations with respect to non-disparagement set forth in Section 12(d) of my Employment Agreement.

9.    Company Affiliation. I agree that, following the Termination Date, I will not hold myself out as an officer, employee, or otherwise as a representative of the Company, and I agree to update any directory information that indicates I am currently affiliated with the Company. Without limiting the foregoing, I represent and warrant that, within fifteen (15) days following the Termination Date, I updated (or will update, if such period has not yet expired) any and all social media accounts (including, without limitation, LinkedIn, Facebook, Twitter and Four Square) to reflect that I am no longer employed by or associated with the Company.

10.    Return of Company Property. I confirm that I have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, flash drives and storage devices, wireless handheld devices, cellular phones, smartphones, tablets, etc.), Company identification, and any other Company-owned property in my possession or control and have left intact all electronic Company documents, including but not limited to those that I developed or helped to develop during my employment. I further confirm that I have cancelled all accounts for my benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone accounts, and computer accounts.

11.    Entire Agreement. This Release constitutes the entire agreement between the Company and me as to any matter referred to in this Release. This Release supersedes all other agreements between the Company and me, other than                     . In executing this Release, I am not relying upon any agreement, representation, written or oral statement, understanding, omission, or course of conduct that is not expressly set forth in this Release.

12.    Governing Law; Arbitration. This Release shall be governed by and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflicts of law principles. I acknowledge that I previously agreed, pursuant to Section 14 of my Employment Agreement, to arbitrate any claim relating to or arising out of my employment with the Company, and I acknowledge and affirm that such provision survives my termination from employment with the Company. For clarification, but not limitation, I further acknowledge and agree that any controversy or claim arising out of or in any way relating to this Release or the breach thereof shall also be settled by final and binding arbitration, consistent with the terms, procedures, and exceptions set forth in Section 14 of the Employment Agreement. I understand and agree that this arbitration provision shall not apply to claims brought in a court of competent jurisdiction by either me or any Released Party to compel arbitration under this provision, to enforce an arbitration award or to obtain preliminary injunctive and/or other equitable relief in support of claims that may be prosecuted in an arbitration by me or any Released Party.

13.    Successors and Assigns. This Release will bind and inure to the benefit of the successors, assigns, heirs and personal representatives of the Released Parties and me.

14.    Review Period. I acknowledge that prior to signing this Release, I have been advised to consult with an attorney of my choice to review the Release, and have taken such opportunity to the extent I wish to do so. I further acknowledge that the Company has given me at least twenty-one (21) days to decide whether I wish to execute this Release.

15.    Revocation. I understand that I may revoke this Release at any time during the seven (7) days after I sign it (the “Last Revocation Day”), and that the Release shall not become effective until the end of that revocation period. I understand and agree that by executing, timely returning, and not revoking this Release, I am waiving any and all rights or claims I might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that I have received consideration beyond that to which I was previously entitled. In the event I choose to revoke the Release, such revocation must be by means of a writing signed by me and delivered within the seven (7) day revocation period as follows: via facsimile or hand-delivery to [                    ] at Endurance International Group., [                    ] or by facsimile number [                    ]. If I revoke this Release via facsimile, I agree that my facsimile signature will be valid and binding for all purposes.

16.    Modification in Writing. No provision of this Release may be modified, amended or waived except by a writing signed by me and an authorized representative of the Company.

17.    No Admission of Liability. This Release shall not at any time or for any purpose be deemed an admission of liability of any kind by any Released Party. This Release may not be used or introduced as evidence in any legal proceeding, except to enforce or challenge its terms.

18.    Headings. The headings, titles and captions contained in this Release are inserted only for the convenience of the parties and for reference, and in no way define, limit, extend or describe the scope of this Release or the intent of any provision hereof.

19.    Severability. If any provision of this Release shall, for any reason, be held by a court or other tribunal of competent jurisdiction to be invalid, void or unenforceable, in whole or in part, such adjudication shall in no way affect any other provisions of this Release or the validity or enforcement of the remainder of this Release, and any provision thus affected shall itself be modified only to the extent necessary to bring the provision within the applicable requirements of the law.

20.    Timely Execution. To receive the Severance Payments, I must sign this Release on or after my Last Day Worked, and return it to the Company within twenty-one (21) days of my Last Day Worked, as follows: hand delivery or first-class mail to [                                ] or by facsimile number [                    ].

Sincerely,

The Endurance International Group, Inc.

By:
Its:

EMPLOYEE’S ACCEPTANCE OF RELEASE

I have read this Release and I understand all of its terms. I acknowledge and agree that this Release is executed voluntarily, without coercion, and with full knowledge of its significance. I further acknowledge that I have been given twenty-one (21) days during which to decide whether to execute this Release, and have used that time to the extent I wish to do so. I understand that my execution of this Release constitutes a full, unconditional general release of any and all known or unknown claims that I may have against any Released Party, despite the fact that I may become aware of claims in the future which I did not consider prior to signing this Release.

Date:
(Insert Employee Name)